Exhibit 10.1

October 27, 2020

Lorraine DiSanto

[Redacted]

Dear Lorraine,

Congratulations!

It is my pleasure to offer you employment with Sequential Brands Group, Inc. (“SQBG” or the “Company”) in the position of Chief Financial Officer commencing October 27, 2020 on the terms set forth in this letter. We are truly excited to have you join the Company.

As we discussed, until we return to our offices in New York, you will be working remotely. In this position your starting base salary will be $325,000.00 per year. This is payable as earned in 24 semi-monthly payments during each year. This position is considered an exempt position, which means you will not be eligible for overtime pay for hours worked in excess of 40 in a given workweek. For 2021 and each year you are employed by the Company, you may be eligible for a discretionary annual performance bonus of up to 50% of your annual base salary.   The payment and amount of this annual performance bonus, if any, will be determined by the Compensation Committee of the Company in its sole discretion based upon criteria such as Company performance and upon their evaluation of your overall performance and conduct, in accordance with the annual incentive plan. You will not be eligible to receive any such bonus payment (or any portion thereof) if you are not actively employed by SQBG on the date on which bonuses for the applicable year are paid to qualifying employees or if you have received or given notice of employment termination on or before such date.

In addition to your compensation, you will be eligible to participate in certain SQBG benefit plans and programs starting on your first day of employment which are offered to similarly classified employees, subject to SQBG’s right to modify or terminate such benefit plans or programs at any time, and to the eligibility requirements and terms of each such plan or program. Certain of these benefits are described in the materials contained with this offer letter. You will be entitled to 15 days of vacation annually, to be pro-rated for the first year, subject to terms and conditions of SQBG’s vacation policy.

On or before your start date, you will receive a new-hire packet which will contain certain agreements related to your employment at the Company, such as a Code of Ethics, non-solicitation and non-competition (the “Other Documents”). Please be sure to review these agreements. You must sign these agreements as a condition of your employment with SQBG.

1407 Broadway, 38th Floor New York, NY 10018

Phone: 646-564-2577

www.sequentialbrandsgroup.com

Your first day of work begins at 9 a.m. on October 27, 2020. Please remember to send us documents on or prior to your first day of work to establish your eligibility for employment in the United States of America in accordance with the Immigration Reform and Control Act of 1986.

Although we look forward to a mutually rewarding relationship, your employment with SQBG shall be at all times on an "at will" basis, meaning that either you or SQBG can terminate your employment at any time and for any reason, with or without cause or notice, and nothing contained herein shall be construed as establishing any other relationship between you and SQBG.

This letter, together with the Other Documents, contains the entire understanding between you and SQBG concerning your employment with SQBG and you acknowledge that in accepting this employment you have not relied on any oral representation made by any owner, employee, officer, director, or agent of SQBG.

Your offer is contingent to successful completion of all background checks. If you wish to accept the offer, please sign in the place provided below and return it to Liz Nissen.

Should you have any questions about starting with the Company, please do not hesitate to contact me. We greatly look forward to having you join our Company and become a member of our team.

Sincerely,

/s/ William Sweedler
William Sweedler
Chairman of the Board
Sequential Brands Group, Inc.

I agree to the terms of employment set forth above.

/s/ Lorraine DiSanto
Lorraine DiSanto

10/30/2020
DATE

1407 Broadway, 38th Floor New York, NY 10018

Phone: 646-564-2577

www.sequentialbrandsgroup.com